Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-237200 on Form S-3 and Registration Statement Nos. 333-207744, 333-218767, 333-225498, 333-233092, 333-245649, 333-258752, 333-266778, 333-273874, 333-281571, 333-285593, and 333-287838 on Form S-8 of our reports dated February 26, 2026, relating to the financial statements of Collegium Pharmaceutical, Inc. (the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Collegium Pharmaceutical, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 26, 2026